May 9, 2011
Board of Trustees
AIM Investment Funds (Invesco Investment Funds) (the “Trust”)
11 Greenway Plaza, Suite 2500
Houston, Texas 77046-1173

Re:	Initial Capital Investment in New Portfolio of the Trust
Ladies and Gentlemen:
We are purchasing shares of the Invesco Emerging Markets Equity Fund (the “Fund”), a new portfolio of the Trust, for the purpose of providing initial investment for the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.
We hereby agree to purchase shares equal to the following dollar amount for the Fund:

FUND AND CLASS	AMOUNT	PURCHASE DATE
Initial investment as sole shareholder
Invesco Emerging Markets Equity Fund —
Class A	$10.00	May 9, 2011
Class C	$10.00	May 9, 2011
Class R	$10.00	May 9, 2011
Class Y	$10.00	May 9, 2011
Institutional Class	$10.00	May 9, 2011

FUND AND CLASS	AMOUNT	DATE
Initial investment for the purpose of commencing operations
Invesco Emerging Markets Equity Fund —
Class A	$2,960,000	May 10, 2011
Class C	$10,000.00	May 10, 2011
Class R	$10,000.00	May 10, 2011
Class Y	$10,000.00	May 10, 2011
Institutional Class	$10,000.00	May 10, 2011
We understand that the initial net asset value per share for each portfolio named above will be $10.00.

May 11, 2011

We hereby represent that we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Trust.
We further agree to provide the Trust with at least three business day’s advance written notice of any intended redemption of amounts invested for the purpose of commencing operations and agree that we will work with the Trust with respect to the amount of such redemption so as not to place a burden on the Trust and to facilitate normal portfolio management of the Fund.
Sincerely yours,
INVESCO ADVISERS, INC.

John M. Zerr
Senior Vice President

cc:	Mark Gregson Michael Hanna